Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact in Asia	Investor Contact in Asia
Camellia So	Connie Lai
Tel: (852) 2555-5021	Tel: (852) 2555-4747
e-mail: cso@globalsources.com	e-mail: investor@globalsources.com

Press Contact in U.S.	Investor Contact in U.S.
Brendon Ouimette	Cathy Mattison
Tel: (1-480) 664-8309	LHA
e-mail: bouimette@globalsources.com	Tel: (1-415) 433-3777
e-mail: cmattison@lhai.com

Global Sources announces intended cash tender offer for up to $50 million of its outstanding common shares at $10.00 per share

NEW YORK, March 13, 2014 – Global Sources Ltd. (NASDAQ: GSOL) intends to commence an issuer tender offer before the end of April 2014, with expected completion before the end of May 2014, for approximately 5 million shares, or approximately 14.4% of its outstanding common shares as of Feb. 28, 2014, at a purchase price of $10.00 per share in cash.  Global Sources expects to fund the tender offer with cash on hand.  As of Dec. 31, 2013, Global Sources had total cash, cash equivalents and available-for-sale securities of approximately $143.8 million.

The offer will afford tendering shareholders liquidity for some or all of their shares and will permit them to have their shares repurchased at a 47.9% premium over the closing price per share of $6.76 on March 12, 2014, the last full trading day before the date of this announcement. Shareholders who elect not to tender their shares in the offer will increase their relative percentage ownership in Global Sources following completion of the offer.

Global Sources’ executive chairman, Merle A. Hinrich, said: “I am pleased to announce that the Board of Directors has approved a tender offer.  We believe this measure enables all shareholders to participate equally in a return of investment, if so chosen.”

Global Sources has been informed that its Directors and Officers who own shares can be expected to tender their shares in the offer. Such Directors and Officers beneficially owned approximately 48.6% of Global Sources’ outstanding common shares as of Feb. 28, 2014.

THIS PRESS RELEASE CONSTITUTES NEITHER AN OFFER TO BUY NOR THE SOLICITATION OF AN OFFER TO SELL SHARES. THE SOLICITATION AND THE OFFER TO BUY GLOBAL SOURCES' COMMON SHARES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT GLOBAL SOURCES EXPECTS TO BEGIN DISTRIBUTING TO ITS SHAREHOLDERS BEFORE THE END OF APRIL 2014. SHAREHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN FOR FREE THE OFFER TO PURCHASE AND OTHER FILED DOCUMENTS AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. ONCE AVAILABLE, THESE DOCUMENTS MAY ALSO BE OBTAINED FOR FREE IN THE INVESTOR RELATIONS SECTION OF GLOBAL SOURCES' WEBSITE AT GLOBALSOURCES.COM.

About Global Sources

Global Sources is a leading business-to-business media company and a primary facilitator of trade with Greater China.

The core business facilitates trade between Asia and the world using English-language media such as online marketplaces (GlobalSources.com), print and digital magazines, sourcing research reports, private sourcing events, and trade shows.

More than 1 million international buyers, including 95 of the world’s top 100 retailers, use these services to obtain product and company information to help them source more profitably from overseas supply markets. These services also provide suppliers with integrated marketing solutions to build corporate image, generate sales leads and win orders from buyers in more than 240 countries and territories.

Global Sources’ other businesses provide Chinese-language media to companies selling to and within Greater China. These services include online web sites, print and digital magazines, seminars and trade shows. In mainland China, Global Sources has a network of more than 30 office locations and a community of more than 4 million registered online users and magazine readers of its Chinese-language media.

Now in its fifth decade, Global Sources has been publicly listed on the NASDAQ since 2000.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended and Section 21-E of the Securities Exchange Act of 1934, as amended. The company’s actual results could differ materially from those set forth in the forward-looking statements as a result of the risks associated with the company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.